UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1     )(1)

FiberTower Corporation

(Name of Issuer)

Common Stock Par Value $0.001

(Title of Class of Securities)

31567R100

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 31567R100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak Investment Partners X, Limited Partnership 06-1601019

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 11,852,674 Shares of Common Stock

	6.	Shared Voting Power Not applicable

	7.	Sole Dispositive Power 11,852,674 Shares of Common Stock

	8.	Shared Dispositive Power Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,852,674 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.2%

12.	Type of Reporting Person (See Instructions) PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak Associates X, LLC 06-1630661

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 11,852,674 Shares of Common Stock

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 11,852,674 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,852,674 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.2%

12.	Type of Reporting Person (See Instructions) OO-LLC

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak X Affiliates Fund, Limited Partnership 06-1622220

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 190,249 Shares of Common Stock

	6.	Shared Voting Power Not applicable

	7.	Sole Dispositive Power 190,249 Shares of Common Stock

	8.	Shared Dispositive Power Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 190,249 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak X Affiliates, LLC 06-1630662

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 190,249 Shares of Common Stock

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 190,249 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 190,249 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO-LLC

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak Management Corporation 06-0990851

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 12,042,923 Shares of Common Stock

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 12,042,923 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,042,923 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) CO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bandel L. Carano

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 15,468 Shares of Common Stock

	6.	Shared Voting Power 12,042,923 Shares of Common Stock

	7.	Sole Dispositive Power 15,468 Shares of Common Stock

	8.	Shared Dispositive Power 12,042,923 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,058,391 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gerald R. Gallagher

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,981 Shares of Common Stock

	6.	Shared Voting Power 12,042,923 Shares of Common Stock

	7.	Sole Dispositive Power 5,981 Shares of Common Stock

	8.	Shared Dispositive Power 12,042,923 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,048,904 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Edward F. Glassmeyer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 33,921 Shares of Common Stock

	6.	Shared Voting Power 12,042,923 Shares of Common Stock

	7.	Sole Dispositive Power 33,921 Shares of Common Stock

	8.	Shared Dispositive Power 12,042,923 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,076,844 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.4%

12.	Type of Reporting Person (See Instructions) IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric W. Harman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 8,388 Shares of Common Stock

	6.	Shared Voting Power 12,042,923 Shares of Common Stock

	7.	Sole Dispositive Power 8,388 Shares of Common Stock

	8.	Shared Dispositive Power 12,042,923 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,051,311 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ann H. Lamont

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 13,166 Shares of Common Stock

	6.	Shared Voting Power 12,042,923 Shares of Common Stock

	7.	Sole Dispositive Power 13,166 Shares of Common Stock

	8.	Shared Dispositive Power 12,042,923 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,056,089 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David B. Walrod

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,194 Shares of Common Stock

	6.	Shared Voting Power 12,042,923 Shares of Common Stock

	7.	Sole Dispositive Power 4,194 Shares of Common Stock

	8.	Shared Dispositive Power 12,042,923 Shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,047,117 Shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) IN

SEE INSTRUCTIONS BEFORE FILLING OUT!

xSchedule 13G

Amendment No. 1

Common Stock Par Value $0.001

CUSIP No. 31567R100

Item 1.
	(a)	Name of Issuer FiberTower Corporation
	(b)	Address of Issuer’s Principal Executive Offices 185 Berry Street Suite 4800 San Francisco, California 94107

Item 2
(a)

Name of Person Filing
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation
Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod

	(b)	Address of Principal Business Office or, if none, Residence c/o Oak Management Corporation One Gorham Island Westport, Connecticut 06880
	(c)	Citizenship Please refer to Item 4 on each cover sheet for each filing person.
	(d)	Title of Class of Securities Common stock, par value $0.001 per share
	(e)	CUSIP Number 31567R100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not applicable

Item 4.	Ownership

            The approximate percentages of Common Shares reported as beneficially owned by the Reporting Persons are based upon 144,558,743 Common Shares outstanding, as reported in the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2006.

            Amounts shown as beneficially owned by each of Oak Investment Partners X, Limited Partnership (“Oak Investment Partners X”), Oak Associates X, LLC (“Oak Associates X”), Oak Management Corporation (“Oak Management”), Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include 11,852,674 shares of Common Stock owned directly by Oak Investment Partners X.

            Amounts shown as beneficially owned by each of Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates Fund”), Oak X Affiliates, LLC (“Oak X Affiliates”), Oak Management Corporation (“Oak Management”), Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include 190,249 shares of Common Stock owned directly by Oak X Affiliates Fund

            Amounts shown as beneficially owned by Bandel L. Carano include 13,547 shares of Common Stock held individually by Mr. Carano and include an aggregate of 1,921 shares of Common Stock held in trust for the benefit of Mr. Carano’s children. Mr. Carano disclaims beneficial ownership of the shares held in trust for his children.

Amounts shown as beneficially owned by Gerald R. Gallagher include 5,981 shares of Common Stock individually owned by Mr. Gallagher.

            Amounts shown as beneficially owned by Edward F. Glassmeyer include 12,372 shares of Common Stock individually owned by Mr. Glassmeyer and 21,549 shares of Common Stock held by a trust of which members of Mr. Glassmeyer’s immediate family are the beneficiaries and the trustee.

            Amounts shown as beneficially owned by Fredric W. Harman include 6,603 shares of Common Stock held by a trust of which Mr. Harman is a trustee and an aggregate of 1,785 shares of Common Stock held in trust for the benefit of Mr. Harman’s three minor children.  Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

            Amounts shown as beneficially owned by Ann H. Lamont include 11,485 shares of Common Stock individually owned by Ms. Lamont and 1,681 shares of Common Stock held by The Lamont Children’s 1998 Trust for the benefit of Ms. Lamont’s minor children.

                  By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5.	Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature:

Dated: February 14, 2007

Entities:

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as
General Partner or
Managing Member or as
Attorney-in-fact for the
above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

David B. Walrod

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer,
Individually and as
Attorney-in-fact for the
above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A	Agreement of Reporting Persons

EXHIBIT B	Power of Attorney (previously filed)

EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that this Schedule 13G filed on the date hereof with respect to the shares of Common Stock of FiberTower Corporation has been filed on behalf of the undersigned.

Signature:

Dated: February 14, 2006

Entities:

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as
General Partner or
Managing Member or as
Attorney-in-fact for the
above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

David B. Walrod

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer,
Individually and as
Attorney-in-fact for the
above-listed individuals